Exhibit 5.1

250 VESEY STREET  •  NEW YORK, NEW YORK  10281.1047
TELEPHONE: +1.212.326.3939 • FACSIMILE: +1.212.755.7306

January 19, 2021

Great Elm Group, Inc.
800 South Street, Suite 230
Waltham, MA 02453

Re:	Registration Statement on Form S-3 Filed by Great Elm Group, Inc.

Ladies and Gentlemen:

We have acted as counsel for Great Elm Group, Inc., a Delaware corporation (the “Company”), in connection with the registration for resale from time to time by certain of the Company’s stockholders, of (a) 13,687,498 shares (the “Conversion Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), issuable upon conversion of the Company’s 5.0% Convertible Senior PIK Notes due 2030 (the “Notes”), (b) 4,795,311 shares of Common Stock currently outstanding (the “Existing Shares” and, together with the Conversion Shares, the “Shares”) and (c) the associated preferred stock purchase rights which may be issued to holders of the Shares (the “Rights”), in each case by the selling stockholders listed in the Company’s Registration Statement on Form S-3 to which this opinion is filed as an exhibit (as the same may be amended from time to time, the “Registration Statement”). The Shares may be offered and sold from time to time pursuant to Rule 415 under the Securities Act of 1933 (the “Securities Act”).

In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinions.

Based upon the foregoing and subject to the further assumptions, qualifications and limitations set forth herein, we are of the opinion that:

1.	The Conversion Shares, when issued upon conversion of the Notes pursuant to the terms and conditions thereof, will be validly issued, fully paid and nonassessable.

2.	The Existing Shares have been validly issued and are fully paid and nonassessable.

3.
When issued in accordance with the Rights Agreement, dated as of December 29, 2020, between the Company and Computershare Trust Company, N.A., as rights agent (as it may be amended from time to time, the “Rights Agreement”), the Rights will constitute valid and binding obligations of the Company.

The opinions set forth above are subject to the following limitations, qualifications and assumptions.

As to facts material to the opinions and assumptions expressed herein, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others, including the statements and representations made in an Officer’s Certificate, dated the date hereof, delivered by the Company to us. We have further assumed the regularity of all corporate actions and proceedings.

AMSTERDAM • ATLANTA • BEIJING • BOSTON • BRISBANE • BRUSSELS • CHICAGO • CLEVELAND • COLUMBUS • DALLAS • DETROIT
DUBAI • DÜSSELDORF • FRANKFURT • HONG KONG • HOUSTON • IRVINE • LONDON • LOS ANGELES • MADRID • MELBOURNE
MEXICO CITY • MIAMI • MILAN • MINNEAPOLIS • MOSCOW • MUNICH • NEW YORK • PARIS • PERTH • PITTSBURGH • SAN DIEGO
SAN FRANCISCO • SÃO PAULO • SAUDI ARABIA • SHANGHAI • SILICON VALLEY • SINGAPORE • SYDNEY • TAIPEI • TOKYO • WASHINGTON

Great Elm Group, Inc.
January 19, 2021

In rendering the opinion set forth in paragraph 3 above, we have also assumed that (i) the Company’s Board of Directors has acted and will act in accordance with its fiduciary duties with respect to the authorization, execution, delivery and administration of the Rights Agreement and the issuance and administration of the Rights and (ii) the Rights Agreement constitutes a valid and binding obligation of each party thereto other than the Company. It should be understood that (x) the Rights, by their terms, are subject under certain circumstances to becoming void in the hands of certain holders or purported transferees, (y) our opinion addresses the Rights and the Rights Agreement in their entirety and does not address the validity or binding effect of any particular provision of the Rights or the Rights Agreement, and (z) the effect, if any, that the invalidity of any particular provision of the Rights Agreement or the Rights might have on any other provision, or the entirety, of the Rights Agreement or the Rights is not settled under applicable law and could be affected by the facts and circumstances existing at the time of any adjudication of the issue. It should also be understood that our opinion does not address the substance or consequences of any determination that a court of competent jurisdiction may make regarding whether the Company’s Board of Directors would be required to redeem or terminate, or take other action with respect to, the Rights Agreement or the Rights at some future time based on the facts and circumstances existing at that time.

The opinions expressed herein are limited to the General Corporation Law of the State of Delaware, as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day